            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 26, 2007 with respect to the consolidated financial statements of RiverSource Life Insurance Co. of New York and to the use of our report dated April 24, 2007 with respect to the financial statements of RiverSource of New York Variable Annuity Account 2 included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-144422) for the registration of the RiverSource(R) FlexChoice Select Variable Annuity offered by RiverSource Life Insurance Co. of New York.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 24, 2007